Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

KURA SUSHI USA, INC.

Kura Sushi USA, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.     The name of the Corporation is Kura Sushi USA, Inc.

2.    On October 4, 2017, Kura Sushi USA, Inc. was formed by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware. On October 10, 2017, Kula Sushi USA, Inc. was merged into Kura Sushi USA, Inc., the surviving corporation, and a Certificate of Merger was filed with the Secretary of State of Delaware. A Certificate of Amendment increasing the Corporation’s number of authorized shares of Class A Common Stock was filed with the Secretary of State of Delaware on May 29, 2018.

3.    Pursuant to Section 242 of the DGCL, the amendments and restatements herein set forth have been duly approved by the Board of Directors of the Corporation (the “Board of Directors”) and the sole stockholder of the Corporation.

4.     Pursuant to Section 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

The text of the Restated Certificate of Incorporation is hereby amended and restated as follows:

ARTICLE I

NAME

The name of the corporation is Kura Sushi USA, Inc.

ARTICLE II

AGENT

The Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1     Authorized Stock. Subject to Section 4.2(c)(ii) hereof, the aggregate number of shares which the Corporation shall have authority to issue is 61,000,100 shares, of which 50,000,000 shall be designated as Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and 10,000,100 shall be designated as Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 1,000,000 shall be designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Class A Common Stock, the Class B Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock, as the case may be, then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least 66 2⁄3% of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, on such increase or decrease irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

Section 4.2    Common Stock.

(a) Identical Rights. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of Preferred Stock of any series.

(b)    Voting. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders.

(c)    Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, and subject to any voting rights of the holders of shares of any class or series of Preferred Stock, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

(d)    Conversion.

(i)    Voluntary Conversion. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock, and (if so required by the Transfer Agent) by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 4.2(d). To the extent permitted by law, such conversion shall be deemed to have been effected at 5:00 p.m. Pacific Time on the date of such surrender.

(ii)    Automatic Conversion. Each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon the earliest of (A) the date such shares cease to be beneficially owned (as such term is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“Section 13(d)”)) by Kura Sushi, Inc. (“Kura Japan”) and (B) at 5:00 p.m. Pacific Time on the date that Kura Japan ceases to beneficially own (as such term is defined under Section 13(d)) at least 20% of the number of the then-outstanding shares of Common Stock of the Corporation.

(iii)    Immediately upon conversion of shares of Class B Common Stock, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the individual, entity or other person holding such shares of Class B Common Stock immediately prior to such conversion shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(iv)    The one-to-one conversion ratio for the conversion of the Class B Common Stock into Class A Common Stock in accordance with this Section 4.2(d) of this Article IV shall in all events be equitably adjusted in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Class A Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

(v)    If any shares of Class B Common Stock shall be converted pursuant to this Section 4.2(d), the shares so converted shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

(vi)    Reservation of Stock Issuable upon Conversion. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, in addition to such other remedies as shall be available to the holders of such Class B Common Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(e)    Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, no dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in shares of Class B Common Stock, as the case may be, or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock or shares of Class B Common Stock, such dividends shall be declared at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

(f)    Changes in Common Stock. If the Corporation in any manner subdivides or combines the then-outstanding shares of Class A Common Stock, the then-outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the then-outstanding shares of Class B Common Stock, the then-outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

(g)    Reorganization, Consolidation, Share Exchange or Merger. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any reorganization, consolidation, share exchange or merger of the Corporation with or into any other person or persons in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of capital stock or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of capital stock and other securities and property (including cash), other than a difference in kind or amount of capital stock and other securities received that is limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock in effect prior to any such transaction, unless the different treatment of the shares of each such class of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon and a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class. In the event that the holders of shares of Class A Common Stock or shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in respect of any such transaction, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock, as the case may be, are granted substantially identical election rights.

(h)    Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall rank pari passu with each other and shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3    Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)    the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

(ii)    the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iii)    whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)    whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provisions for the adjustment of the conversion rate in such events as the Board of Directors shall determine:

(v)    whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)    whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(vii)    the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(viii)    any other relative rights, preferences and limitations of such series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the number of directors which constitute the Board of Directors shall be designated or provided for in the bylaws of the Corporation.

Section 5.2    Vacancies. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.3    Removal. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time, (i) for cause only by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class or (ii) without cause only by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.4     Additional Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional directors shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disqualification, resignation or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.5    Powers. Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Section 5.6    Election. Subject to this Article V, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot. The stockholders do not have the right to cumulate their votes for the election of directors.

Section 5.7    Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the bylaws of the Corporation.

ARTICLE VI

LIABILITY OF DIRECTORS

Section 6.1    Limitation of Personal Liability. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

Section 6.2    Indemnification. To the fullest extent permitted by the DGCL, the Corporation shall provide indemnification of (and advancement of expenses to) directors and officers of the Corporation through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

STOCKHOLDER ACTION

For such time as Kura Japan beneficially owns greater than 50% of the voting power of outstanding Common Stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS

Subject to any rights of any series of Preferred Stock and the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board of Directors pursuant to a resolution of the Board of Directors adopted by a majority of the total number of directors then in office. The stockholders of the Corporation do not have the power to call a special meeting of the stockholders. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time as shall be specified in the notice of such special meeting. The bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

ARTICLE IX

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation hereby expressly states that it shall not be bound or governed by, or otherwise subject to, Section 203 of the DGCL.

ARTICLE X

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE XI

AMENDMENTS

Section 11.1    Amendment of Amended and Restated Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation, and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2⁄3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Amended and Restated Certificate of Incorporation.

Section 11.2     Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to amend, alter, change or repeal the bylaws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2⁄3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend, alter, change or repeal any provision of the bylaws of the Corporation.

ARTICLE XII

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

CERTAIN CONTRACTS; CORPORATE OPPORTUNITIES

Section 13.1    Regulation of Certain Affairs. In anticipation that:

(a)    the Corporation will cease to be a wholly owned subsidiary of Kura Japan, but that Kura Japan will remain, for some period of time, a stockholder of the Corporation;

(b)    the Corporation and Kura Japan may engage in the same or similar activities or lines of business and have an interest in the same or similar areas of corporate opportunities;

(c)    certain persons may serve as both a director on the Board of Directors and a director on the board of directors for Kura Japan; and

(d)    there will be benefits to be derived by the Corporation through its contractual, corporate and business relations with Kura Japan (including possible service of officers and directors of Kura Japan as officers and directors of the Corporation) and there will be benefits in providing guidelines for directors and officers of Kura Japan and of the Corporation with respect to the allocation of corporate opportunities and other matters;

the provisions of this Article XIII are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Kura Japan and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith; provided, however, that nothing in this Article XIII will impair the Corporation’s ability to enter into contractual arrangements with a stockholder of the Corporation, which arrangements restrict the stockholder from engaging in activities otherwise allowed by this Article XIII, and the following provisions shall be subject to any such contractual obligation of the Corporation.

Section 13.2    Certain Contracts. To the fullest extent permitted by law, no contract, agreement, arrangement, or transaction between the Corporation and Kura Japan shall be void or voidable solely for the reason that Kura Japan is a party thereto. To the fullest extent permitted by applicable law, no such contract, agreement, arrangement or transaction (of the performance thereof) shall be considered to be contrary to any fiduciary duty owed to the Corporation or to any stockholder of the Corporation by (a) Kura Japan or (b) any officer or director of the Corporation who is also a director or officer of Kura Japan, and each such person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and shall be deemed not to have breached his or her duties of loyalty to the Corporation and its stockholders, and not to have derived an improper personal benefit therefrom, in each case, if the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also directors or officers of Kura Japan may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract, agreement, arrangement or transaction.

Section 13.3    Competition and Corporate Opportunities. Subject to any contractual provisions to the contrary, Kura Japan shall, to the fullest extent permitted by law, have no duty hereunder to refrain from, (a) engaging in the same or similar activities or lines of business as the Corporation; (b) doing business with any potential or actual customer or supplier of the Corporation; or (c) employing or otherwise engaging any officer, director or employee of the Corporation. To the fullest extent permitted by law, neither Kura Japan nor any officer or director thereof (except as provided in this Article) shall be deemed to have breached its fiduciary duties, if any, to the Corporation or its stockholders solely by reason of such activities of Kura Japan, or such person’s participation therein.

In the event that Kura Japan acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Kura Japan and the Corporation, Kura Japan shall have no duty to communicate or present such corporate opportunity to the Corporation, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Kura Japan pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

Section 13.4    Allocation of Corporate Opportunities. In the event that a director or officer of the Corporation who is also a director or officer of Kura Japan acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Kura Japan, to the fullest extent permitted by law, such director or officer of the Corporation:

(a)    shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity;

(b)    shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Kura Japan pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person (including, without limitation, Kura Japan);

(c)    shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Corporation; and

(d)    shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders and not to have derived an improper personal economic gain or other benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

(i)    a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of the Corporation, and who is also a director but not an officer or employee of Kura Japan, shall belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of Kura Japan, in which case such opportunity shall belong to Kura Japan;

(ii)    a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation, and who is also an officer or employee (whether or not a director) of Kura Japan shall belong to Kura Japan unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation;

(iii)    a corporate opportunity offered to any person who is either (1) an officer or employee of both the Corporation and Kura Japan; or (2) a director of both the Corporation and Kura Japan (but not an officer or employee of the Corporation or Kura Japan), shall belong to Kura Japan unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation.

Section 13.5    Non-Pursuit. Any corporate opportunity that belongs to Kura Japan or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party.

Section 13.6    Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

Section 13.7    Chairperson or Chairperson of a Committee. For purposes of this Article, a director who is chairperson of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.

Section 13.8    Expiration of Certain Provisions. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, (a) this Article XIII shall expire on the date that Kura Japan ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock and no person who is a director or officer of the Corporation is also a director or officer of Kura Japan; and (b) in addition to any vote of the stockholders required by this Amended and Restated Certificate of Incorporation, until the time that Kura Japan ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the outstanding Common Stock entitled to vote thereon shall be required to alter, amend, repeal (by merger or otherwise, in a manner adverse to the interests of Kura Japan) or adopt any provision adverse to the interests of Kura Japan and inconsistent with any provision of this Article XIII.

Neither the alteration, amendment or repeal of this Article XIII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article XIII shall eliminate or reduce the effect of this Article XIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the time that Kura Japan ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock, any contract, agreement, arrangement or transaction involving a corporate opportunity shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of this Amended and Restated Certificate of Incorporation, the bylaws, the DGCL and other applicable law.

ARTICLE XIV

REVERSE STOCK SPLIT

Section 14.1    Reverse Stock Split. Effective upon the filing with the Secretary of State of Delaware of this Amended and Restated Certificate of Incorporation (the “Effective Time”), without any further action on the part of any stockholders of the Corporation, a reverse stock split of the Corporation’s outstanding Common Stock shall be effected whereby every one share of issued and outstanding Common Stock shall be reconstituted and exchanged for two shares of Common Stock.

Section 14.2    No Fractional Shares. No fractional share of Common Stock shall be issued as a result of the reverse stock split effected pursuant to Section 14.1 above. A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock as a result of the reverse stock split effected pursuant to Section 14.1 above shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share fair market value of such Common Stock at the Effective Time, as determined in good faith by the Board of Directors of the Corporation.

Section 14.3    Reference to Numbers. All references to dollar amounts and to numbers and amounts of shares of Common Stock set forth in this Amended and Restated Certificate of Incorporation shall be deemed to include and reflect the effect of the reverse stock split set forth in Section 14.1 above and shall not be further adjusted as a result thereof.

IN WITNESS WHEREOF, Kura Sushi USA, Inc. has caused this certificate to be signed by Hajime Uba, its President, on this 30th day of July, 2019.

KURA SUSHI USA, INC.

By:	/s/ Hajime Uba
Hajime Uba, President